Exhibit 99.2

              RGC RESOURCES, INC. ("COMPANY") DIVIDEND REINVESTMENT
                        AND STOCK PURCHASE PLAN ("PLAN")
                        AUTOMATIC MONTHLY DEDUCTION FORM

 To: Wachovia Bank, National Association * Shareholder Services Group *
                          Attn: Dividend Reinvestment
      1525 West W.T. Harris Blvd., 3C3 - NC1153 * Charlotte, NC 28288-1153

I am a participant in the Plan and wish to have or am already having the following account drafted on the sixth business day prior to the end of each calendar month:

Name of Institution: __________________   Name on Account: ___________________

Address of Institution: _______________   Account Number:  ___________________

CHECK ONLY ONE BOX:

[ ] The amount of each monthly draft shall be $ (at least $25, but not more than $40,000 in total payments per calendar year).

     I will have funds available to you for this purpose. I HAVE ATTACHED A VOIDED CHECK FOR SUCH AMOUNT TO THIS FORM.

     I understand I may change or terminate automatic monthly deductions by completing and submitting to you a new Automatic Monthly Deduction Form. The new form must be received by you no later than twenty business days prior to the end of a calendar month in order to be effective on the first Investment Date following the end of the month.


[  ] I hereby terminate my previously submitted Automatic Monthly Deduction
     Form. I understand this form must be received by you no later then twenty business days prior to the end of a calendar month in order to be effective on the first Investment Date following the end of the month.

Authorized Signature(s):

Signature: ___________________   Signature (if joint account): _______________

Date: ________________________   Date:____________________


                               THIS IS NOT A PROXY